Exhibit 10.1

December 29, 2005

Mr. Byron D. Hewett

4 Mt. Holly Road East

Katonah, NY 10536

Re:	Your Employment with Immunicon Corporation

Dear Byron:

This will serve as an amendment and modification of the terms and conditions of your employment with Immunicon Corporation (“Immunicon”), including your employment letter and that letter agreement dated October 8, 2004 and executed by you October 11, 2004, relating to terms and conditions taking effect in the event of certain circumstances involving termination of your employment (the latter being referred to hereinafter as the “Severance Agreement”). You and Immunicon hereby agree to amend the Severance Agreement, effective January 1, 2006, as follows:

In Paragraphs 1 and 2 of the Severance Agreement, each instance of “Chief Operating Officer and General Manager, Cancer Products” shall be replaced by “President and Chief Executive Officer.”

It is understood and agreed that all of the remaining terms and conditions of your employment and of the Severance Agreement which are not amended as set forth herein shall remain unchanged and in full force and effect.

If you are in agreement with the foregoing, please so indicate by signing both copies of this letter where indicated below, and return one signed copy to me.

Sincerely,	Accepted and Agreed:
IMMUNICON CORPORATION	Byron D. Hewett

/s/ EDWARD L. ERICKSON	/s/ BYRON D. HEWETT
Edward L. Erickson
Chairman, Board of Directors	Date of Signature: 12/29/2005